Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results for 2019

CHESTERFIELD, MO, November 14, 2019 – Reliv International, Inc. (NASDAQ:RELV), a marketer of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2019.

Reliv reported net sales of $9.1 million for the third quarter of 2019 compared with net sales of $8.3 million in the third quarter of 2018. Net sales in the United States increased by $344,000 in the third quarter of 2019, which represented a 5.3% increase in net sales when compared to the prior-year quarter. Net sales in the United States were favorably impacted by the launch of the RLV line of hemp-extract products near the end of the second quarter of 2019.

Net sales in Reliv’s foreign markets increased by $468,000, or 25.5%, in the third quarter of 2019 compared with the prior-year quarter. Net sales in Asia and Mexico increased by 93.3% and 21.9%, respectively, in the third quarter of 2019, offset by decreases in all other regions. Net sales in Reliv’s foreign markets increased by 26.4% during the third quarter of 2019 when the impact of foreign currency fluctuation is removed.

Reliv reported a net loss for the third quarter of 2019 of $166,000 (loss per diluted share of $0.09) compared to a net loss of $542,000 (loss per diluted share of $0.29) in the third quarter of 2018. The loss from operations for the third quarter of 2019 was $85,000 compared to a loss from operations of $532,000 in the same period in 2018. Results from operations improved as the result of the increase in net sales and gross margin, coupled with a slight reduction in selling, general and administrative (“SGA”) expenses in the quarter. SGA expenses decreased by $49,000 in the third quarter of 2019 to $3.80 million compared to $3.85 million in the prior-year quarter.

Net sales for the first nine months of 2019 were $26.9 million, which represents a 0.4% increase from the same period in 2018. Net sales in the United States decreased by 3.2% and net sales in Reliv’s foreign markets increased by 11.8% in the first nine months of 2019 compared with the same period last year. Net sales in Reliv’s foreign markets increased by 14.6% during the first nine months of 2019 when the impact of foreign currency fluctuation is removed.

Reliv reported net income of $70,000, or $0.04 per diluted share in the first nine months of 2019, compared to a net loss of $1.8 million or $0.95 per diluted share in the same period of 2018.

Reliv had cash and cash equivalents of $2.5 million as of September 30, 2019, compared to $2.0 million as of December 31, 2018. Net cash provided by operating activities was $27,000 in the first nine months of 2019.

As of September 30, 2019, Reliv had 34,000 active distributors and preferred customers – an increase of 11.3% from September 30, 2018 – of which 3,140 are Master Affiliate level and above. The number of preferred customers included in the active distributor and preferred customer count increased to 8,090 as of September 30, 2019 from 4,840 as of the prior year. This increase is primarily driven by the growth in the Philippines. The number of Master Affiliates decreased by 3.4% compared to the prior year total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

As previously mentioned, Reliv formally introduced its RLV line of hemp-extract products late in the second quarter of 2019. Initially, the RLV line includes three liquid tinctures and one balm. All of the RLV products are derived from organically-grown, non-GMO hemp. Sales from the RLV product line represented 10.2% of net sales in the United States in the third quarter of 2019.

“We are excited about the addition of the RLV line into the Reliv product family,” commented Ryan A. Montgomery, Chief Executive Officer. “Not only is it providing a spark in U.S. sales, it has created excitement in the entire Reliv business leading to a growth in new distributors and customers for all of the Reliv products. Additional products in the RLV line are in development for introduction within the next year.”

In international operations, sales and distributor activity in the Philippines continues to grow at a tremendous rate. “We are very excited with our continued growth in the Philippines, fueled by another outstanding increase in the number of new distributors and preferred customers,” noted Montgomery. Net sales in the Philippines grew by 94.5% in local currency in the third quarter of 2019, compared to the prior-year quarter, as the active distributor and preferred customer and Master Affiliate counts across all of the Asia markets increased by 110% and 56%, respectively. “We are supporting the growth in the Philippines, both through marketing initiatives and improvements in operations, and we have taken steps to channel that excitement into other markets in our Asia-Pacific region,” said Montgomery. Effective October 1, 2019, Reliv modified its distributor compensation plan in its Australia/New Zealand and Malaysia markets to create a larger maximum purchasing discount for its distributors and a higher commission rate to those distributors who are directly responsible for generating new business.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition, targeted solutions and overall wellness through its line of RLV hemp extracts. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 13 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	September 30	December 31
	2019	2018
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$2,540,779	$1,989,974
Accounts receivable, less allowances of $5,000 in 2019 and 2018	249,318	400,759
Notes & accounts receivables & deposits - related parties	1,121,104	151,222
Inventories	2,347,804	2,954,947
Assets held for sale	-	2,124,939
Other current assets	927,445	464,165

Total current assets	7,186,450	8,086,006

Notes & accounts receivables - related parties	2,481,563	1,282,072
Other assets	2,658,293	2,287,237
Net property, plant and equipment	4,513,915	4,698,550

Total Assets	$16,840,221	$16,353,865

Liabilities and Stockholders' Equity

Accounts payable, accruals & other current liabilities	$4,554,269	$3,915,390
Revolving line of credit	500,000	-
Other noncurrent liabilities	235,905	445,611
Stockholders' equity	11,550,047	11,992,864

Total Liabilities and Stockholders' Equity	$16,840,221	$16,353,865

Consolidated Statements of Operations
	Three months ended September 30		Nine months ended September 30
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$8,395,941	$7,817,526	$24,809,979	$25,129,503
Freight income	521,192	519,519	1,521,014	1,670,522
Other revenue	231,732	-	564,389	-

Net Sales	9,148,865	8,337,045	26,895,382	26,800,025

Costs and expenses:
Cost of goods sold	2,497,993	2,383,942	7,200,716	7,089,958
Distributor royalties and commissions	2,939,187	2,639,863	8,721,852	8,858,965
Selling, general and administrative	3,796,276	3,845,304	11,224,748	12,546,840

Total Costs and Expenses	9,233,456	8,869,109	27,147,316	28,495,763

Loss from operations	(84,591)	(532,064)	(251,934)	(1,695,738)

Other income (expense):
Interest income	41,548	22,633	137,028	70,132
Interest expense	(24,250)	(16,408)	(39,737)	(93,195)
Other income (expense)	(12,564)	(1,658)	(13,224)	12,207
Gain (loss) on sale of fixed assets	-	(6,804)	434,549	(3,966)

Income (loss) before income taxes	(79,857)	(534,301)	266,682	(1,710,560)
Provision for income taxes	86,000	8,000	197,000	48,000

Net income (loss)	$(165,857)	$(542,301)	$69,682	$(1,758,560)

Earnings (loss) per common share - Basic	$(0.09)	$(0.29)	$0.04	$(0.95)
Weighted average shares	1,746,000	1,845,000	1,746,000	1,845,000

Earnings (loss) per common share - Diluted	$(0.09)	$(0.29)	$0.04	$(0.95)
Weighted average shares	1,746,000	1,845,000	1,746,000	1,845,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended September 30,				Change from
	2019		2018		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$6,843	74.8%	$6,499	78.0%	$344	5.3%
Australia/New Zealand	135	1.5%	156	1.9%	(21)	-13.5%
Canada	140	1.5%	153	1.8%	(13)	-8.5%
Mexico	156	1.7%	128	1.5%	28	21.9%
Europe	727	7.9%	807	9.7%	(80)	-9.9%
Asia	1,148	12.6%	594	7.1%	554	93.3%

Consolidated Total	$9,149	100.0%	$8,337	100.0%	$812	9.7%

Net sales by Market
(in thousands)	Nine months ended September 30,				Change from
	2019		2018		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$19,859	73.8%	$20,505	76.5%	$(646)	-3.2%
Australia/New Zealand	445	1.6%	565	2.1%	(120)	-21.2%
Canada	479	1.8%	557	2.1%	(78)	-14.0%
Mexico	444	1.7%	348	1.3%	96	27.6%
Europe	2,422	9.0%	3,002	11.2%	(580)	-19.3%
Asia	3,246	12.1%	1,823	6.8%	1,423	78.1%

Consolidated Total	$26,895	100.0%	$26,800	100.0%	$95	0.4%

The following table sets forth, as of September 30, 2019 and 2018, the number of our Active Distributors/Preferred Customers and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.    Preferred Customers represent approximately 8,090 and 4,840 of the Active Distributor count as of September 30, 2019 and 2018, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 9/30/2019		As of 9/30/2018		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	19,350	2,070	20,390	2,290	-5.1%	-9.6%
Australia/New Zealand	890	70	1,010	80	-11.9%	-12.5%
Canada	530	70	570	80	-7.0%	-12.5%
Mexico	1,280	90	850	80	50.6%	12.5%
Europe	2,440	310	3,210	380	-24.0%	-18.4%
Asia	9,510	530	4,520	340	110.4%	55.9%

Consolidated Total	34,000	3,140	30,550	3,250	11.3%	-3.4%